Exhibit 10(c)

BANK OF AMERICA PENSION RESTORATION PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

BANK OF AMERICA PENSION RESTORATION PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

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2.6	Distribution Provisions for New Participants after August 28, 2006	16
2.7	General Payment Provisions	17
2.8	Vesting of Restoration Plan Benefit	18
2.9	Special Provisions Related to Completion Incentives	18

ARTICLE III PLAN ADMINISTRATION		20
3.1	Committee	20

ARTICLE IV AMENDMENT AND TERMINATION		21
4.1	Amendment and Termination	21
4.2	Change of Control	21

ARTICLE V MISCELLANEOUS PROVISIONS		22
5.1	Nature of Plan and Rights	22
5.2	Spendthrift Provision	22
5.3	Limitation of Rights	22
5.4	Adoption by Other Participating Employers	23
5.5	Governing Law	23
5.6	Merged Plans	23
5.7	Status Under ERISA	23
5.8	Compliance With Section 409A of the Code	24
5.9	Severability	24
5.10	Headings and Subheadings	24
5.11	Social Security Tax	24
5.12	Claims Procedure	24
5.13	Limited Effect Of Restatement	24
5.14	Binding Effect	24

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BANK OF AMERICA PENSION RESTORATION PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2009)

THIS INSTRUMENT OF AMENDMENT AND RESTATEMENT is executed by BANK OF AMERICA CORPORATION, a Delaware corporation (the “Corporation”);

Statement of Purpose

The Corporation and certain of its affiliates (collectively with the Corporation, the “Participating Employers”) sponsor the Bank of America Pension Restoration Plan (the “Restoration Plan”). The purpose of the Restoration Plan is to provide benefits to certain employees whose benefits under The Bank of America Pension Plan (the “Basic Plan”) are adversely affected by certain benefit limitations imposed by the Internal Revenue Code.

The Corporation is amending and restating the Restoration Plan effective January 1, 2009 as set forth herein to (i) provide for the Restoration Plan’s documentary compliance with the requirements of Section 409A of the Code and (ii) otherwise meet current needs. The Corporation has reserved the right to amend the Restoration Plan at any time and the Participating Employers have delegated to the Corporation the right to amend the Restoration Plan on behalf of all Participating Employers.

NOW, THEREFORE, for the purposes aforesaid, the Corporation, on its own behalf and on behalf of the Participating Employers, hereby amends and restates the Restoration Plan effective January 1, 2009 to consist of the following Articles I through V:

ARTICLE I

DEFINITIONS

Unless defined herein, any word, phrase or term used in the Restoration Plan shall have the meaning given to it in the Basic Plan. However, the following terms have the following meanings unless a different meaning is clearly required by the context:

1.1	Amendment or Termination Date

The date on which an amendment to or termination of the Restoration Plan is adopted by the Corporation or, if later, the effective date of such amendment or termination.

1.2	Applicable Minimum Benefits Provisions

(a)	If Basic Plan benefits are payable in a lump sum, Section 6.5(b)(1) of the Basic Plan; and

(b)	If Basic Plan benefits are payable in an annuity method, Section 6.5(b)(2) of the Basic Plan.

1.3	Basic Plan

The Bank of America Pension Plan, as in effect from time to time.

1.4	Beneficiary

The “beneficiary” of a Participant under the Basic Plan unless the Participant elects a different Beneficiary for purposes of the Restoration Plan in accordance with such procedures as the Global Human Resources Group may establish from time to time. If there is no Beneficiary election in effect under the Basic Plan or the Restoration Plan at the time of a Participant’s death, or if the designated Beneficiary fails to survive the Participant, then the Beneficiary shall be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

1.5	Benefit Commencement Date

The date that a Participant’s Restoration Plan Benefit is paid or begins to be paid.

1.6	Change of Control

The occurrence of any of the following events:

(a)

The acquisition by any person, individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (collectively, a “Person”) of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either:

(i)	The then-outstanding shares of common stock of the Corporation (the “Outstanding Shares”); or

(ii)	The combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors of the Corporation (the “Outstanding Voting Securities”);

provided, however, that the following acquisitions shall not constitute a Change of Control for purposes of this subparagraph (a): (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation or any of its subsidiaries, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or

(b)

Individuals who, as of September 30, 1998, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Corporation; provided, however, that any individual who becomes a director subsequent to September 30, 1998 and whose election, or whose nomination for election by the Corporation’s shareholders, to the Board of Directors of the Corporation was either (i) approved by a vote of at least a majority of the directors then comprising the Incumbent Board or (ii) recommended by a corporate governance committee comprised entirely of directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c)

Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act), respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be (provided, however, that for purposes of this clause (i), any shares of common stock or voting securities of such resulting corporation received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting corporation), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation unless such Person owned 25% or more of, respectively, the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board of Directors of the Corporation, providing for such Business Combination; or

(d)	Approval by the Corporation’s shareholders of a complete liquidation or dissolution of the Corporation.

Notwithstanding the preceding provisions of this Section, a Change of Control shall not be deemed to have occurred for purposes of the Restoration Plan as a result of the transactions contemplated by that certain Agreement and Plan of Reorganization between the Corporation and BankAmerica Corporation dated April 10, 1998.

1.7	CMG Plan

The Columbia Management Group Mutual Fund Units Plan, as in effect from time to time.

1.8	Code

The Internal Revenue Code of 1986, as amended. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

1.9	Code Limitations

Any one or more of the limitations and restrictions that Sections 401(a)(17) and 415 of the Code place on the accrual of benefits under the Basic Plan.

1.10	Committee

The committee designated pursuant to Section 3.1 of the Restoration Plan.

1.11	Completion Incentive

An incentive award payable to a Participant upon completion of an assignment outside the United States, which incentive award relates to one or more Plan Years, all pursuant to an incentive arrangement approved for purposes of the Restoration Plan by the Committee.

1.12	Conversion Date

July 1, 1998.

1.13	Corporation

Bank of America Corporation, a Delaware corporation, and any successor thereto.

1.14	Delink Calculation Date

The date determined by the Global Human Resources Group that is no more than 75 days after the Participant’s Termination of Employment.

1.15	EIP

The Bank of America Corporation Equity Incentive Plan, as in effect from time to time.

1.16	Eligible Employee

A Covered Employee as defined in the Basic Plan.

1.17	Employee

A common-law employee of a Participating Employer.

1.18	ERISA

The Employee Retirement Income Security Act of 1974, as amended. References to ERISA shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

1.19	Global Human Resources Group

The Global Human Resources Group of the Corporation.

1.20	Legacy West Participant

(a)

An Eligible Employee who has an accrued retirement benefit under the BankAmerica Pension Plan as of June 30, 2000 and who is eligible for benefits under the Restoration Plan as provided in Article II; or

(b)

A former Eligible Employee who has an accrued retirement benefit under the BankAmerica Pension Plan as of June 30, 2000 and who is eligible for benefits under the Restoration Plan as provided in Article II.

1.21	Participant

(a)	An Eligible Employee who has a Restoration Account and who is eligible for benefits under the Restoration Plan as provided in Article II;

(b)	A former Eligible Employee who has a Restoration Account and who is eligible for benefits under the Restoration Plan as provided in Article II; or

(c)	A Legacy West Participant.

1.22	Participating Employer

Each “Participating Employer” under (and as defined in) the Basic Plan which has adopted the Restoration Plan. In addition, the Global Human Resources Group, in its sole and exclusive discretion, may designate certain other entities as “Participating Employers” under the Restoration Plan for such purposes as the Global Human Resources Group may determine from time to time.

1.23	Plan Year

The 12-month period commencing January 1 and ending the following December 31.

1.24	Restoration Account

The bookkeeping account established and maintained on the books and records of the Restoration Plan for a Participant pursuant to Article II.

1.25	Restoration Credit

The amount credited to a Participant’s Restoration Account pursuant to Section 2.2(c).

1.26	Restoration Plan

The Bank of America Pension Restoration Plan, as in effect from time to time.

1.27	Restoration Plan Benefit

The amount payable to the Participant under the Restoration Plan as determined in accordance with Section 2.4.

1.28	Rule of 60

At the time of Termination of Employment, a Participant’s having (a) completed at least 10 years of Vesting Service, and (b) attained a combined age and years of Vesting Service equal to at least 60.

1.29	Termination of Employment

For the purposes of the Restoration Plan, whether a “Termination of Employment” has occurred shall be determined consistent with the requirements of Section 409A of the Code and the Bank of America 409A Policy.

1.30	Vesting Service

“Vesting Service” as defined under the Basic Plan.

ARTICLE II

PENSION RESTORATION BENEFITS

2.1	Eligibility for Benefits

A Participant who has a Restoration Plan Benefit determined in accordance with Section 2.4 shall be eligible to receive benefits under the Restoration Plan. The amount of a Participant’s Restoration Plan Benefit shall be determined in accordance with Section 2.4, and the Restoration Plan Benefit shall become payable as provided in Sections 2.5, 2.6 and 2.7 below, as applicable.

2.2	Restoration Accounts

A Restoration Account shall be established and maintained on the books and records of the Restoration Plan for each Participant who has an amount credited in accordance with the provisions of this Section.

(a)	Initial Restoration Account Balance: The Restoration Account established for a Participant shall be credited with an initial balance equal to the excess (if any) of Amount A over Amount B, where:

(i)

Amount A equals the initial balance that would have been credited to the Participant’s “account” under the Basic Plan as of the Conversion Date if (i) the Code Limitations did not apply to the Basic Plan and (ii) the Participant’s “compensation” under the Basic Plan included any amounts which were disregarded because of the Participant’s deferral of such amounts pursuant to an election under the Bank of America 401(k) Restoration Plan or any other nonqualified deferred compensation plan designated by the Global Human Resources Group; and

(ii)	Amount B equals the initial balance actually credited to the Participant’s “account” under the Basic Plan as of the Conversion Date.

(b)	Restoration Credits:

(i)

Timing of Restoration Credits:    The Restoration Account of each Participant shall be credited with a Restoration Credit at the end of each Plan Year; provided, however, that the Restoration Account of a Participant whose Termination of Employment occurs during the Plan Year shall be credited with a Restoration Credit within 75 days of such Participant’s Termination of Employment.

(ii)

Amount of Restoration Credits:    The Restoration Account of each Participant shall be credited with a Restoration Credit the amount of which shall be equal to the excess (if any) of Amount A over Amount B, where:

(A)

Amount A equals the compensation credit that would have been allocated to the Participant’s “account” under the Basic Plan as of such date if (i) the Code Limitations did not apply to the Basic Plan, (ii) the Participant’s “compensation” under the Basic Plan included the amounts, if any, deferred by the Participant under the Bank of America 401(k) Restoration Plan or any other nonqualified deferred compensation plan designated by the Global Human Resources Group, (iii) the Participant’s “compensation” under the Basic Plan included the “principal amount” (as defined under the EIP) of any annual incentive awards earned for performance periods beginning on or after January 1, 2002, and (iv) the Participant’s “compensation” under the Basic Plan included the “principal amount” (as defined under the CMG Plan) of any annual incentive awards earned for performance periods beginning on or after January 1, 2006; provided, however, that a Participant’s compensation taken into account for purposes of determining this Amount A shall not exceed $250,000 for any Plan Year beginning on or after January 1, 2005 unless the Participant experiences a Termination of Employment during the Plan Year and is rehired within the same Plan Year, in which case the Participant’s compensation taken into account for purposes of determining this Amount A may exceed $250,000 only to the extent necessary to allow such Participant to reach the Code Limitations under the Basic Plan; and

(B)	Amount B equals the compensation credit actually allocated to the Participant’s “account” under the Basic Plan as of such date.

For purposes of determining Amount A, the EIP principal amount and the CMG Plan principal amount for a Participant who is in Band 0 shall be the amount communicated to the Global Human Resources Group by the Corporation’s Executive Compensation Group as the EIP principal amount and the CMG Plan principal amount, as applicable.

(c)

Limit on Certain Incentive Compensation:    Notwithstanding any provision of the Restoration Plan to the contrary, for Plan Years ending before January 1, 2005, in no event shall an amount be credited to a Participant’s Restoration Account or otherwise accrued hereunder with respect to any portion of the Participant’s bonuses, commissions or other incentive compensation payable for a Plan Year (inclusive of the EIP principal amount with respect thereto, regardless of the year earned and regardless of whether the cash portion of any such bonus, commission or other incentive compensation is paid currently to the Participant or deferred pursuant to the Bank of America 401(k) Restoration Plan or any other non-qualified deferred compensation plan) in excess of $1,000,000.

2.3	Account Adjustments

(a)

Interest Credits:    The portion of each Restoration Account attributable to Restoration Credits made on and after January 1, 2008, if any, shall be adjusted from time to time at such intervals as determined by the Global Human Resources Group based on the yield of the 10-year U.S. Treasury Note. The Global Human Resources Group may determine the frequency of such adjustments by reference to the frequency of account adjustments under another plan sponsored by a Participating Employer.

(b)

Investment Credits:    Except as otherwise provided in subsections (d) and (e) of this Section, the portion of each Restoration Account attributable to Restoration Credits made before January 1, 2008, if any, shall be adjusted from time to time at such intervals as determined by the Global Human Resources Group. The Global Human Resources Group may determine the frequency of such adjustments by reference to the frequency of account adjustments under another plan sponsored by a Participating Employer. The amount of the adjustment shall equal the amount that each Participant’s Restoration Account would have earned (or lost) for the period since the last adjustment had the Restoration Account actually been invested in the deemed investment vehicle(s) designated by the Participant for such period pursuant to Section 2.3(c). The Global Human Resources Group may establish any limitations on the frequency with which Participants may make investment designations under this Section as the Global Human Resources Group may determine necessary or appropriate from time to time, including limitations related to frequent trading or marketing timing activities.

(c)

Account Adjustments for Deemed Investments:    The Committee shall from time to time designate one or more investment vehicle(s) in which the portion of a Participant’s Restoration Accounts attributable to Restoration Credits made before January 1, 2008, if any, shall be deemed to be invested. The investment vehicle(s) may be designated by reference to the investments available under other plans sponsored by a Participating Employer (including the “Investment Measures” available under the Basic Plan with respect to compensation credits made before January 1, 2008). Each Participant shall designate the investment vehicle(s) in which any portion of the Participant’s Restoration Account attributable to Restoration Credits made before January 1, 2008 shall be deemed to be invested according to the procedures developed by the Global Human Resources Group, except as otherwise required by the terms of the Restoration Plan. No Participating Employer shall be under an obligation to acquire or invest in any of the deemed investment vehicle(s) under this subsection, and any acquisition of or investment in a deemed investment vehicle by a Participating Employer shall be made in the name of the Participating Employer and shall remain the sole property of the Participating Employer. The Committee shall also establish from time to time a default investment vehicle into which any portion of a Participant’s Restoration Account attributable to Restoration Credits made before January 1, 2008 shall be deemed to be invested if the Participant fails to provide investment instructions pursuant to this subsection. Effective July 1,

2000 through December 31, 2008, such default investment vehicle shall be the Stable Capital Fund and, effective January 1, 2009, such default investment vehicle shall be the applicable investment vehicle determined pursuant to the terms of the Basic Plan’s default investment provisions.

(d)	Accounts for Legacy West Participants: Notwithstanding anything in this Section to the contrary, account adjustments for Legacy West Participants shall be determined in accordance with the following:

(i)

Any portion of a Legacy West Participant’s Restoration Account attributable to benefits accruing before July 1, 1985 is not directable and is not subject to the rules regarding Restoration Account adjustments described in subsections (a) and (b) of this Section, but shall instead be credited with interest at a rate of 11% until the Legacy West Participant’s Delink Calculation Date.

(ii)	Any portion of a Legacy West Participant’s Restoration Account attributable to benefits accruing on and after July 1, 1985 shall be adjusted as follows:

(A)

For a Legacy West Participant who was not in “service” under the Basic Plan on July 1, 2000, any portion of the Restoration Account attributable to benefits accruing on and after July 1, 1985 shall be credited with interest at the rate equal to the average of 30-Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release H.15(519) of the Board of Governors of the Federal Reserve System for the month of November of the year immediately preceding the applicable Plan Year. If the average is not a multiple of  1/4%, the closest lowest interest rate which is a multiple of  1/4% shall be used.

(B)

For a Legacy West Participant who was in “service” under the Basic Plan on July 1, 2000, any portion of the Restoration Account attributable to benefits accruing on and after July 1, 1985 and before January 1, 2008 is directable and subject to the rules regarding Restoration Account adjustments described in subsections (b) and (c) of this Section.

(C)

For a Legacy West Participant who was in “service” under the Basic Plan on July 1, 2000, any portion of the Restoration Account attributable to benefits accruing on and after January 1, 2008 is non-directable and subject to the rules regarding Restoration Account adjustments described in subsection (a) of this Section.

(e)

Account Adjustments in Connection with Payment of Restoration Plan Benefit:    Notwithstanding any provision of the Restoration Plan to the contrary, the Global Human Resources Group may cause a Participant’s Restoration

Account to be adjusted in a manner other than as described above as the Global Human Resources Group may in its discretion determine from time to time in order to calculate the amount of the Participant’s vested Restoration Plan Benefit that becomes payable in accordance with Section 2.5, 2.6 or 2.7.

2.4	Restoration Plan Benefit

(a)

Eligibility for Restoration Plan Benefit:    Upon a Participant’s Termination of Employment, the Participant will be entitled to a Restoration Plan Benefit in the amount described in this Section at the time and in the form described in Section 2.5 or Section 2.6, as applicable.

(b)

Amount of Restoration Plan Benefit:    A Participant’s Restoration Plan Benefit is equal to (i) the Participant’s Restoration Account as of the Participant’s Delink Calculation Date (following the adjustment described in subsection (c) of this Section); plus (ii) investment credits or interest credits, as applicable, as described in subsection (d) of this Section, from the Participant’s Delink Calculation Date through the last business day immediately preceding complete distribution of the Restoration Plan Benefit.

(c)

Adjustment of Restoration Account:    As of a Participant’s Delink Calculation Date, the Participant’s Restoration Account will be adjusted to equal the excess (but not less than $0) of Amount A over Amount B, where:

(i)

Amount A equals the lump sum value of the Participant’s Basic Plan benefit determined as of the Participant’s Delink Calculation Date in accordance with the Applicable Minimum Benefits Provisions of the Basic Plan as if (i) the Code Limitations did not apply to the Basic Plan, (ii) the Participant’s “compensation” under the Basic Plan included any amounts which were disregarded because of the Participant’s deferral of such amounts pursuant to an election under the Bank of America 401(k) Restoration Plan or any other nonqualified deferred compensation plan designated by the Global Human Resources Group, (iii) the Participant’s “compensation” under the Basic Plan included the EIP “principal amount” of any annual incentive awards earned for performance periods beginning on or after January 1, 2002 and (iv) the Participant’s “compensation” under the Basic Plan included the “principal amount” (as defined under the CMG Plan) of any annual incentive awards earned for performance periods beginning on or after January 1, 2006; provided, however, that a Participant’s compensation taken into account for purposes of determining this Amount A shall not exceed $250,000 for any Plan Year beginning on or after January 1, 2005 unless the Participant experiences a Termination of Employment during the Plan Year and is rehired within the same Plan Year in which the Termination of Employment occurs, in which case the Participant’s compensation taken into account for purposes of determining this Amount A may exceed $250,000 only to the extent necessary to allow such Participant to reach the Code Limitations under the Basic Plan; and

(ii)	Amount B equals the lump sum value of the Participant’s actual Basic Plan benefit determined as of the Participant’s Delink Calculation Date.

(iii)

Limitation on Incentive Payments:    The Restoration Plan Benefit determined in accordance with the provisions of this subsection is subject to the limitation on certain incentive compensation set forth in Section 2.2(c).

(iv)

Notwithstanding any other provision of the Restoration Plan to the contrary, if an Eligible Employee, who prior to the DeLink Calculation Date does not have a Restoration Account established pursuant to Article II, is determined under this Section to be entitled to a Restoration Plan Benefit, such Eligible Employee shall have a Restoration Account established therefore on the books and records of the Restoration Plan. Such Restoration Plan Account shall be initially credited with the amount determined in subsection (c) of this Section and thereafter shall be credited with investment credits or interest credits, as applicable, in accordance with subsection (d) of this Section.

(d)

Crediting of Restoration Accounts Following a Participant’s Delink Calculation Date:    To the extent that a Participant’s Restoration Account is not the winning benefit used to determine the Participant’s Restoration Plan Benefit, the Participant’s Restoration Account shall be adjusted on a pro-rata basis in accordance with procedures established by the Committee.

(i)

Participants Other Than Legacy West Participants:    For all Participants other than Legacy West Participants, following the Participant’s Delink Calculation Date, the Participant’s Restoration Account shall be credited with investment credits and/or interest credits, as applicable, as follows:

(A)

Any portion of the Restoration Account attributable to Restoration Credits made on and after January 1, 2008 shall be credited with interest credits based on the yield of the 10-year U. S. Treasury Note from the Participant’s Delink Calculation Date through the last business day immediately preceding complete distribution of the Restoration Plan Benefit.

(B)

If a Participant’s Termination of Employment occurred on or before December 31, 2006 and the Participant did not have a “benefit commencement date” under the Basic Plan before January 1, 2007, or if the Participant satisfies the Rule of 60 at the time of the Participant’s Termination of Employment, the Participant shall continue to be eligible to elect from among the available deemed investment vehicles pursuant to Section 2.3(b) with respect to any portion of the Participant’s Restoration Account attributable to Restoration Credits made before January 1, 2008 through the last business day immediately preceding complete distribution of the Restoration Plan Benefit.

(C)

For any other Participant (other than a Legacy West Participant), the Participant shall continue to be eligible to elect from among the available deemed investment vehicles pursuant to Section 2.3(b) with respect to any portion of the Participant’s Restoration Account attributable to Restoration Credits made before January 1, 2008 through the end of the Plan Year in which the Global Human Resources Group is notified of the Participant’s Termination of Employment, and thereafter through the last business day immediately preceding complete distribution of the Restoration Plan Benefit, the Restoration Plan Benefit shall be deemed invested in the default investment vehicle designated by the Committee pursuant to Section 2.3(c).

(ii)

Legacy West Participants:    Following a Legacy West Participant’s Delink Calculation Date, the Legacy West Participant’s Restoration Account shall be credited with investment credits and/or interest credits, as applicable, as follows:

(A)

Any portion of a Legacy West Participant’s Restoration Account attributable to benefits accruing before July 1, 1985 shall be credited with interest credits at a rate of 8% from the Participant’s Delink Calculation Date through the last business day immediately preceding complete distribution of the Restoration Plan Benefit.

(B)	Any portion of a Legacy West Participant’s Restoration Account attributable to benefits accruing on or after July 1, 1985, if any, shall be adjusted as follows:

a.

For a Legacy West Participant who was not in “service” under the Basic Plan on July 1, 2000, any portion of the Restoration Account attributable to benefits accruing on and after July 1, 1985 shall be credited with interest at the rate equal to the average of 30-Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release H.15(519) of the Board of Governors of the Federal Reserve System for the month of November of the year immediately preceding the applicable Plan Year from the Participant’s Delink Calculation Date through the last business day immediately preceding complete distribution of the Restoration Plan Benefit. If the average is not a multiple of  1/4%, the closest lowest interest rate which is a multiple of  1/4% shall be used.

b.

For a Legacy West Participant who was in “service” under the Basic Plan on July 1, 2000, any portion of the Restoration Account attributable to benefits accruing on and after July 1, 1985 is subject to the rules regarding Restoration Account adjustments described in paragraph (i) of this subsection.

(C)

The portion of a Legacy West Participant’s Restoration Account attributable to the Applicable Minimum Benefits Provisions, if any, is subject to the rules regarding Restoration Account adjustments described in paragraph (i) of this subsection.

2.5	Distribution Provisions for Participants with a Restoration Account on August 28, 2006

(a)

2006 One-Time Payment Election:    Subject to the provisions of Section 2.7, each Participant with a Restoration Account on August 28, 2006 had an opportunity during 2006 to make a one-time payment election applicable to such Participant’s Restoration Plan Benefit. Each such Participant was able to elect from among the available payment methods set forth in subsection (b) of this Section, and such election was effective as of January 1, 2007. Absent such a payment election, the Participant’s Restoration Plan Benefit will be paid in a single lump sum during the first 90 days of the calendar year following the Participant’s Termination of Employment unless the Participant subsequently changes the payment election as provided in subsection (c) of this Section.

(b)

Available Payment Methods:    Subject to the provisions of Section 2.7, a Participant’s vested Restoration Plan Benefit shall be paid in a single lump sum during the first 90 days of the calendar year following the Participant’s Termination of Employment unless the Participant elects to receive payment of such Participant’s vested Restoration Plan Benefit in one of the following forms:

(i)

Lump Sum Payment in Specified Year:    A single lump sum during the first 90 days of the later of (A) the calendar year following the Participant’s Termination of Employment and (B) the calendar year elected by the Participant (but no later than the calendar year in which the Participant reaches age 75).

(ii)

Annual Installments Commencing following Termination of Employment:    Annual installment payments over a period of years elected by the Participant not to exceed 10 commencing during the first 90 days of the calendar year following the Participant’s Termination of Employment.

(iii)

Annual Installments Commencing in Specified Year:    Annual installment payments over a period of years elected by the Participant not to exceed 10 commencing during the first 90 days of the later of (A) the calendar year following the Participant’s Termination of Employment and (B) the calendar year elected by the Participant (but not later than the calendar year in which the Participant reaches age 75).

(c)

Subsequent Changes to Payment Elections:    A Participant may change the timing or form of payment applicable under subsection (b) of this Section, or the timing or form of payment subsequently elected under this subsection, with respect to the Participant’s vested Restoration Plan Benefit only if (i) such election is made at least 12 months prior to January 1 of the Plan Year in which the payment of the vested Restoration Plan Benefit would have otherwise been made or commenced and (ii) the effect of such election is to defer such payment by at least 5 years; provided, however, that no election to change the timing or form of payment may be made if the date the payment of the vested Restoration Plan Benefit would have otherwise been made or commenced is less than 5 years from the calendar year in which the Participant would have attained age 75. In the event that a Participant’s election made pursuant to this subsection does not comply with the requirements of this subsection, such election shall be void and the timing and form of payment in effect at the time of such voided election governs.

(d)

Timing and Amount of Annual Installments:    Subject to the provisions of Section 2.7, for a vested Restoration Plan Benefit payable as annual installments, except as otherwise provided in Section 2.7(d), the first installment shall be paid during the first 90 days of the calendar year following the Participant’s Termination of Employment or the calendar year elected by the Participant, as applicable, and each subsequent installment shall be paid during the first 90 days of each subsequent calendar year during the elected payment period. The amount of each installment payment shall equal the Restoration Plan Benefit as of the last business day immediately preceding the applicable payment date divided by the number of remaining installments (including the installment then payable).

2.6	Distribution Provisions for New Participants after August 28, 2006

(a)

Timing and Form of Payment:    Subject to the provisions of subsection (b) of this Section and Section 2.7, the vested Restoration Plan Benefit of a Participant who first becomes a Participant after August 28, 2006 shall be payable during the first 90 days of the calendar year following the Participant’s Termination of Employment in a single lump sum payment.

(b)

Subsequent Changes to Timing of Payment:    A Participant may change the timing (but not the form) of payment provided under subsection (a) of this Section, or the timing (but not the form) of payment subsequently elected under this Section, with respect to the Restoration Plan Benefit only if (i) such election is made at least 12 months prior to January 1 of the Plan Year in which the payment of the Restoration Plan Benefit would have otherwise been made and (ii) the effect of such election is to defer such payment by at least 5 years; provided, however, that no election to change the timing of payment may be made if the date the payment of the vested Restoration Plan Benefit would have otherwise been made is less than 5 years from the calendar year in which the Participant would have attained age 75. In the event that a Participant’s election made pursuant to this subsection does not comply with the requirements of this subsection, such election shall be void and the timing of payment in effect at the time of such voided election governs.

2.7	General Payment Provisions

(a)

Payments for Participants Who Terminate Employment and Have a Basic Plan Benefit Commencement Date Prior to January 1, 2007:    The payment elections described in Sections 2.5 and 2.6 are effective as of January 1, 2007. Payments to any Participant whose Termination of Employment occurs prior to January 1, 2007 and who has a “benefit commencement date” under the Basic Plan prior to January 1, 2007 shall be made in accordance with the provisions of the Restoration Plan as in effect prior to January 1, 2007.

(b)

Automatic Lump Sum Payment:    Notwithstanding any provision in the Restoration Plan to the contrary, but subject to the provisions of subsection (d) of this Section, if applicable, a Participant’s vested Restoration Plan Benefit shall be payable in a single lump sum during the first 90 days of the calendar year following the Participant’s Termination of Employment if (i) the value of the Participant’s Restoration Account as of the Delink Calculation Date is $50,000 or less or (ii) the Participant is vested but has less than 5 years of Vesting Service at the time of the Participant’s Termination of Employment.

(c)

Death of Participant:    If a Participant dies before having been paid the Participant’s entire Restoration Plan Benefit (including a Participant receiving installment payments), the remaining unpaid balance of the Restoration Plan Benefit shall be payable to the Participant’s Beneficiary in a single lump sum within 90 days following the end of the Plan Year in which the Participant dies; provided, however, that if the Global Human Resources Group is not provided with sufficient advance notice of the Participant’s death to pay the Restoration Plan Benefit within 90 days following the Plan Year in which the Participant dies, then payment shall be made within 90 days after the end of the Plan Year in which such notice of death is received by the Global Human Resources Group. The directable portion, if any, of the Restoration Plan Benefit shall be deemed invested in the default investment vehicle specified by the Committee pursuant to Section 2.3(c) from the date notice of the death is received by the Global Human Resources Group until the last business day immediately preceding the final payment of the Restoration Plan Benefit.

(d)

Special Provisions for “Specified Employees”:    Notwithstanding any provision in the Restoration Plan to the contrary, to the extent applicable, in no event shall any payment hereunder be made to a “specified employee” within the meaning of Section 409A of the Code earlier than 6 months after the date of the Participant’s Termination of Employment, except in connection with the Participant’s death. If a specified employee’s Termination of Employment occurs before July 1 in a Plan Year, the earliest date that the specified employee’s Restoration Plan Benefit shall be paid is during the first 90 days of the calendar year following the Participant’s Termination of Employment. If a specified employee’s Termination of Employment occurs on or after July 1 in a calendar year, the earliest date that the specified employee’s Restoration Plan Benefit shall be paid is during the first 90 days of the second calendar year following the Participant’s Termination of Employment.

(e)	Payroll and Withholding Taxes: Any Restoration Plan Benefit shall be subject to applicable payroll and withholding taxes.

(f)

Payment for Benefit of Incapacitated Individual:    In the event any amount becomes payable under the provisions of the Restoration Plan to a Participant, Beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s fiduciary (or attorney-in-fact in the case of an incompetent) as the Global Human Resources Group, in its sole discretion, may decide, and the Global Human Resources Group shall not be liable to any person for any such decision or any payment pursuant thereto.

(g)

Other Payment Provisions:    To be effective, any elections under this Article shall be made on such form, at such time and pursuant to such procedures as determined by the Global Human Resources Group in its sole discretion from time to time.

2.8	Vesting of Restoration Plan Benefit

Notwithstanding any provision of the Restoration Plan to the contrary, a Participant’s Restoration Plan Benefit shall be vested if, and to the same extent, that the Participant’s Basic Plan benefits are vested. If, and to the extent that, a Participant’s Restoration Plan Benefit is not vested on the date of the Participant’s Termination of Employment, such Restoration Plan Benefit shall be forfeited as of such date. However, if a former Participant whose Restoration Plan Benefit has been forfeited again becomes an Employee, any such forfeiture shall be restored (adjusted with interest on the same basis as restored forfeitures under the Basic Plan) as soon as administratively practicable after the date on which the former Participant again becomes an Employee (such restored benefits shall remain subject to the vesting requirements of this Section).

2.9	Special Provisions Related to Completion Incentives

For a Participant who receives a Completion Incentive in a Plan Year which relates to one or more prior Plan Years, the following provisions shall apply.

(a)	The Global Human Resources Group, upon consultation with the appropriate business unit, shall allocate the Completion Incentive among the applicable Plan Years for which it was deemed earned.

(b)

The Participant shall receive Restoration Credits with respect to the Completion Incentive based on the Participant’s rate of compensation credits under the Basic Plan at the time the Completion Incentive is paid. However, for that purpose, (A) for Plan Years beginning on or after January 1, 2005, the $250,000 limit on compensation set forth in Section 2.2(b)(ii)(A) and (B) for Plan Years ending before January 1, 2005, the $1,000,000 limit on incentive compensation set forth in Section 2.2(c) shall be applied separately with respect to each prior Plan Year for which the Completion Incentive was deemed earned taking into account the portion of the Completion Incentive allocated to each such prior Plan Year under subsection (a) of this Section.

(c)	The Restoration Credits attributable to the Completion Incentive shall be credited in accordance with the timing specified in Section 2.2(b)(i).

ARTICLE III

PLAN ADMINISTRATION

3.1	Committee

The Restoration Plan shall be administered by the “committee” under (and as defined in) the Basic Plan (although certain provisions of the Restoration Plan shall be administered by the Global Human Resources Group as specified herein). The Committee shall have full discretionary authority to interpret the provisions of the Plan, and decide all questions and settle all disputes which may arise in connection with the Plan, and may establish its own operative and administrative rules and procedures in connection therewith, provided such procedures are consistent with the requirements of Section 503 of ERISA. All interpretations, decisions and determinations made by the Committee will be binding on all persons concerned. No member of the Committee who is a Participant in the Restoration Plan may vote or otherwise participate in any decision or act with respect to a matter relating solely to such member (or to such member’s Beneficiaries). Not in limitation, but in amplification, of the foregoing provisions of this Section, the Committee has the duty and power to modify or supplement any Restoration Plan accounting method, practice or procedure, make any adjustments to accounts or modify or supplement any other aspect of the operation or administration of the Restoration Plan in such manner and to such extent consistent with and permitted by the Code that the Committee deems necessary or appropriate to correct errors and mistakes, to effect proper and equitable account adjustments or otherwise to ensure the proper and appropriate administration and operation of the Restoration Plan.

ARTICLE IV

AMENDMENT AND TERMINATION

4.1	Amendment and Termination

The Corporation shall have the right and power at any time and from time to time to amend the Restoration Plan in whole or in part, on behalf of all Participating Employers, and at any time to terminate the Restoration Plan or any Participating Employer’s participation hereunder; provided, however, that no such amendment or termination shall reduce the amount of a Participant’s Restoration Plan Benefit on the date of such amendment or termination, or further defer the due dates for the payment of such benefits, without the consent of the affected person. To the extent permitted by Section 409A of the Code, in connection with any termination of the Restoration Plan, the Corporation shall have the authority to cause the Restoration Plan Benefits of all current and former Participants (and the Beneficiary(ies) of any deceased Participants) to be paid in a single lump sum as of a date determined by the Corporation or to otherwise accelerate the payment of all Restoration Plan Benefits in such manner as the Corporation shall determine in its discretion.

4.2	Change of Control

Notwithstanding any provisions of the Restoration Plan to the contrary, on and after the date of a Change of Control (i) the provisions of the Restoration Plan may not be terminated, amended or modified if the Amendment or Termination Date is prior to the date immediately following the date of the Change of Control and (ii) with respect to any amendment to the Restoration Plan otherwise permissible under clause (i) of this sentence, the provisions of the Restoration Plan may not be terminated, amended or modified to reduce, eliminate or otherwise adversely affect in any manner the total amount of benefits that would have been payable to a Participant, or the method and timing by which such benefits would have been payable to the Participant, from time to time under the Restoration Plan, assuming for this purpose that the Participant had a Termination of Employment on the date immediately preceding the Amendment or Termination Date of any such amendment or termination; provided, however, that the Corporation may terminate, amend or modify the Restoration Plan at any time prior to the date of a Change in Control in accordance with, and subject to, the provisions of Section 4.1.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1	Nature of Plan and Rights

The Restoration Plan is unfunded and intended to constitute an incentive and deferred compensation plan for a select group of officers and key management employees of the Participating Employers. If necessary to preserve the above intended plan status, the Committee, in its sole discretion, reserves the right to limit or reduce the number of actual Participants and otherwise to take any remedial or curative action that the Committee deems necessary or advisable. The Restoration Accounts established and maintained under the Restoration Plan by a Participating Employer are for accounting purposes only and shall not be deemed or construed to create a trust fund of any kind or to grant a property interest of any kind to any Participant or Beneficiary. The amounts credited by a Participating Employer to such Restoration Accounts are and for all purposes shall continue to be a part of the general assets of such Participating Employer, and to the extent that a Participant or Beneficiary acquires a right to receive payments from such Participating Employer pursuant to the Restoration Plan, such right shall be no greater than the right of any unsecured general creditor of such Participating Employer.

5.2	Spendthrift Provision

A Participant’s or Beneficiary’s rights and interests under the Restoration Plan may not be assigned or transferred by the Participant or Beneficiary. No part of any amounts credited or payable hereunder shall, prior to actual payment, (i) be subject to seizure, attachment, garnishment or sequestration for the payment of debts, judgments, alimony or separate maintenance owed by the Participant or any other person, (ii) be transferable by operation of law in the event of the Participant’s or any person’s bankruptcy or insolvency, or (iii) be transferable to a spouse as a result of a property settlement or otherwise. Notwithstanding the foregoing, the Participating Employers shall have the right to offset from a Participant’s unpaid benefits under the Restoration Plan any amounts due and owing from the Participant to the extent permitted by law.

5.3	Limitation of Rights

Neither the establishment of the Restoration Plan, nor any amendment thereof, nor the payment of any benefits will be construed as giving any individual any legal or equitable right against the Company, any Participating Employer, or the Committee. In no event will the Plan be deemed to constitute a contract between any Employee and the Company, a Participating Employer, or the Committee. The Plan shall not be deemed to be consideration for, or an inducement for, the performance of services by any employee of a Participating Employer.

5.4	Adoption by Other Participating Employers

The Restoration Plan may be adopted by any Participating Employer participating under the Basic Plan, such adoption to be effective as of the date specified by such Participating Employer at the time of adoption.

5.5	Governing Law

The Restoration Plan shall be construed, administered and governed in accordance with the laws of the State of North Carolina, except to the extent such laws are preempted by federal law.

5.6	Merged Plans

(a)

Merger of Plans:    From time to time the Participating Employers may cause other nonqualified plans to be merged into the Restoration Plan. Schedule 5.6 attached hereto sets forth the names of the plans that merged into the Restoration Plan by January 1, 2009 and their respective merger dates. Schedule 5.6 shall be updated from time to time to reflect mergers after January 1, 2009.

(b)

Effect of Merger of Plans:    Upon such a merger, the accrued benefits immediately prior to the date of merger of each participant in the merged plan shall be transferred and credited as of the merger date to a Restoration Account established under the Restoration Plan for such participant. From and after the merger date, the participant’s rights shall be determined under the Restoration Plan, and the participant shall be subject to all of the restrictions, limitations and other terms and provisions of the Restoration Plan. Notwithstanding any other provision of the Restoration Plan, the Restoration Account established for the participant as a result of a merger described in this Section shall be periodically adjusted when and as provided in Section 2.3 as in effect from time to time and the Restoration Plan Benefit determined in accordance with Section 2.4 shall be paid at such time and in such manner as provided in Sections 2.5, 2.6 and 2.7 hereof, as applicable, except to the extent otherwise provided on Schedule 5.6. Notwithstanding any provision of this Section 5.6 to the contrary, a participant in a merged plan that is in pay status or is a terminated employee in a deferred vested status as of the plan merger date shall continue to be eligible to receive benefits as and when provided under the terms of the merged plan as in effect immediately prior to such merger. The Global Human Resources Group shall, in its discretion, establish any procedures it deems necessary or advisable in order to administer any such plan mergers, including without limitation procedures for transitioning from the method of account adjustments under the prior plan to the methods provided for under the Restoration Plan.

5.7	Status Under ERISA

The Restoration Plan is maintained for purposes of providing deferred compensation for a select group of management or highly compensated employees. In addition, to the extent that the Restoration Plan makes up benefits limited under the Basic Plan as a result of Section 415 of the Code, the Restoration Plan shall be considered an “excess benefit plan” within the meaning of ERISA.

5.8	Compliance With Section 409A of the Code

The Restoration Plan is intended to comply with Section 409A of the Code, and official guidance issued thereunder. Notwithstanding any provision of the Restoration Plan to the contrary, the Restoration Plan shall be interpreted, operated, and administered consistent with this intent.

5.9	Severability

If any provision of the Restoration Plan is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

5.10	Headings and Subheadings

Headings and subheadings are inserted for convenience only and are not to be considered in the construction of the provisions of the Restoration Plan.

5.11	Social Security Tax

Subject to the requirements of Section 3121(v)(2) of the Code, the Committee has the full discretion and authority to determine when Federal Insurance Contribution Act (“FICA”) taxes on a Participant’s Restoration Plan benefit or account are paid and whether any portion of such FICA taxes shall be withheld from the Participant’s wages or deducted from the Participant’s benefit or account.

5.12	Claims Procedure

Any claim for benefits under the Restoration Plan by a Participant or Beneficiary shall be made in accordance with the claims procedures set forth in the Basic Plan.

5.13	Limited Effect Of Restatement

Notwithstanding anything to the contrary contained in the Restoration Plan, to the extent permitted by ERISA and the Code, this instrument shall not affect the availability, amount, form or method of payment of benefits being paid before the effective date hereof to any Participant or former Participant (or a Beneficiary of either) in the Restoration Plan who is not an active Participant on or after the effective date hereof, said availability, amount, form or method of payment of benefits, if any, to be determined in accordance with the applicable provisions of the Restoration Plan as in effect prior to the effective date hereof.

5.14	Binding Effect

The Restoration Plan (including any and all amendments thereto) shall be binding upon the Participating Employers, their respective successors and assigns, and upon the Participants and their Beneficiaries and their respective heirs, executors, administrators, personal representatives and all other persons claiming by, under or through any of them.

IN WITNESS WHEREOF, this instrument has been executed by the Corporation on the 24th day of November, 2008.

BANK OF AMERICA CORPORATION

By:	/s/ Mark S. Behnke
Mark S. Behnke, Global Compensation, Benefits and Shared Services Executive

SCHEDULE 5.6

MERGED PLANS AS OF JANUARY 1, 2009

Plan Name	Date of Merger

BankAmerica Supplemental Retirement Plan (but only as to BankAmerica Pension Plan restored benefits)	July 1, 2000

Schedule 5.6 - 1